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                                                                  EXHIBIT (8)(A)

                             Sullivan & Cromwell
                               125 Broad Street
                          New York, New York  10004


                                                                January 29, 1997

BanPonce Corporation,
   209 Munoz Rivera Avenue,
      Hato Rey, Puerto Rico 00918

BanPonce Financial Corp.,
   521 Fellowship Road,
      Mt. Laurel, New Jersey 08054

BanPonce Trust I,
   c/o BanPonce Financial Corp.,
      521 Fellowship Road,
         Mt. Laurel, New Jersey 08054

Ladies and Gentlemen:

        As special tax counsel to BanPonce Corporation, BanPonce Financial Corp. and BanPonce Trust I (the "Registrants") in connection with the proposed offering by the Trust of Series A Capital Securities with an aggregate liquidation amount of $150,000,000 (the "Securities"), and assuming the operative documents for the Securities described in the Prospectus and the Prospectus Supplement to which this opinion is filed as an exhibit will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement relating to the Registrants' Registration Statement on Form S-3, subject to the limitations set forth therein.

        We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registrants' Registration Statement on Form S-3 and the reference to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus
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Supplement.  By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                Very truly yours,


                                                /s/ SULLIVAN & CROMWELL